Exhibit 10.1
BORDERS GROUP, INC.
ANNUAL INCENTIVE BONUS PLAN
RESTATED AS OF MARCH 11, 2010
1. Purposes. The purposes of Borders Group, Inc. Annual Incentive Bonus Plan (the “Plan”) are to attract and retain highly-qualified executives by providing appropriate performance-based short-term incentive awards, to align executive and shareholder long-term interests by creating a direct link between executive compensation and shareholder return, and to enable certain executives, through share purchase features of the 2004 Long-Term Incentive Plan, to develop and maintain a substantial stock ownership position in the Company’s Shares. An additional purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended, in order to preserve the Company’s tax deduction for compensation paid under the Plan to Covered Employees.
2. Definitions. The following terms, as used herein, shall have the following meanings:
(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Bonus” shall mean any annual incentive bonus award granted pursuant to the Plan; the payment of any such award shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

(c)	“Change in Control” shall mean the occurrence of an event described in Section 6(e) hereof.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” shall mean the Compensation Committee of the Board.

(f)	“Company” shall mean Borders Group, Inc., a corporation organized under the laws of the State of Michigan, or any successor corporation.

(g)	“Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

(h)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)	“2004 Long-Term Incentive Plan” (or “LTIP”) shall mean the Amended and Restated Borders Group, Inc. 2004 Long-Term Incentive Plan, approved by the shareholders of Borders Group, Inc. on May 21, 2009, as amended from time to time, or any successor or predecessor plan.

(j)	“LTIP Participant” shall mean a participant in the LTIP who has been granted stock purchase rights for the relevant Plan Year of the Plan.

(k)	“Participant” shall mean an officer or other employee of the Company or one of its Subsidiaries who is eligible to participate herein pursuant to Section 3 of the Plan and for whom a target Bonus is established with respect to the relevant Plan Year.

(l)	“Performance Goal(s)” shall mean the criteria and objectives which must be met during the Plan Year as a condition of the Participant’s receipt of payment with respect to a Bonus, as described in Section 5 hereof.

(m)	“Plan” shall mean Borders Group, Inc. Annual Incentive Bonus Plan, as amended from time to time.

(n)	“Plan Year” shall mean the Company’s fiscal year.

(o)	“Restricted Shares” shall mean the Shares in which a Bonus is partially or wholly payable pursuant to Section 6(d) hereof; such

Restricted Shares are issuable pursuant to the 2004 Long-Term Incentive Plan.

(p)	“Shares” shall mean common shares of the Company.

(q)	“Subsidiary” shall mean any subsidiary of the Company which is designated by the Board or the Committee to have any one or more of its employees participate in the Plan.
3. Eligibility. All Company officers and such key employees of the Company and its Subsidiaries as are designated by the Committee shall participate in the Plan. In determining the persons to whom Bonuses shall be granted, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.
4. No Shares Subject to the Plan. No Shares of the Company shall be reserved for, or issued under, the Plan. To the extent that annual bonuses are paid in Restricted Shares, such Restricted Shares shall be issued under, and subject to the terms and conditions of, the 2004 Long-Term Incentive Plan.
5. Performance Goals. Performance Goals may be expressed in terms of (i) the Company’s return on equity, assets, capital or investment, (ii) pre-tax or after-tax profit levels of the Company or the Subsidiaries or any combination thereof, (iii) expense reduction levels, (iv) implementation of critical projects or processes, (v) level of sales and/or (vi) changes in market price of the Shares. To the extent applicable, any such Performance Goal shall be determined in accordance with generally accepted accounting principles and reported upon by the Company’s independent accountants. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid, and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be (but need not be) different each Plan Year and different goals may be applicable to different Participants.
6. Bonuses. (a) In General. For each Plan Year, the Committee shall specify the Performance Goals applicable to such Plan Year and the amount of the target Bonus for each Participant with respect to such Plan Year. A Participant’s target Bonus for each Plan Year shall be expressed as either a dollar amount or as a percentage of the salary for the Participant’s salary. Unless otherwise provided by the Committee in its discretion in connection with terminations of employment of Participants who are not Covered Employees, or except as set forth in Section 6(e) hereof, payment of a Bonus for a particular Plan Year shall be made only if all of the following conditions are satisfied: (i) the Performance Goals with respect to such Plan Year are attained, (ii) the Participant has satisfied any individual performance goals established for such Participant by his or her supervisor (or by the Committee in accordance with Section 162(m) of the Code in the case of any participant who is a Covered Employee), and (iii) the Participant is employed by the Company or one of its Subsidiaries on the date of payment of the Bonus (or, alternatively, on the last day of the Plan Year, if the Committee shall have substituted such alternative requirement for all Participants at the time it established the Performance Goals for such Plan Year). No Bonus may be paid to a Participant who is a Covered Employee prior to the attainment of the Performance Goals and certification by the Committee of such attainment. Notwithstanding the forgoing, the Committee may, in its sole discretion, permit the payment of a Bonus to a Participant who is a Covered Employee in the case of death or disability of the Participant or a Change in Control of the Company (as set forth in Section 6(e) below) without regard to actual achievement of the Performance Goals and whether or not payment of such Bonus would be deductible under Section 162(m) of the Code but only if such payment would not cause other Bonus awards made under the Plan to fail to be qualified performance-based compensation under Section 162(m) of the Code. The actual amount of a Bonus payable under the Plan shall be determined as a percentage of the Participant’s target Bonus, which percentage shall vary depending upon the extent to which the Performance Goals have been attained and may be lesser than, greater than, or equal to 100%. The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but shall not increase the amount payable to any Covered Employee. Notwithstanding any other provision of the Plan, the actual Bonus paid to any Participant in the Plan for any plan year shall not exceed $900,000. Notwithstanding anything to the contrary herein, the Company reserves the right to make bonus or other incentive awards to Participants under other plans maintained by the Company or otherwise as determined by the Company in its sole discretion, which other plans or arrangements need not be intended to meet the requirements of Section 162(m) of the Code

(b)	Special Limitation on Certain Bonuses. Notwithstanding anything to the contrary contained in this Section 6, the actual Bonus paid to the Company’s Chief Executive Officer under the Plan for any Plan Year may not exceed three times the salary midpoint for the salary grade of the Chief Executive Officer, as determined by the Committee prior to the beginning of such Plan Year based on competitive data, including a survey of comparable companies; and the Bonus for each other Covered Employee under the Plan may not exceed two times the salary midpoint (as of the beginning of such Plan Year) for such Covered Employee’s salary grade, as so determined by the Committee prior to the beginning of such Plan Year.

(c)	Time of Payment. Unless otherwise determined by the Committee, or except as provided in Section 6(e) hereof, all payments in respect of Bonuses granted under this Section 6 shall be made within a reasonable period after the end of the Plan Year. In the case of Participants who are Covered Employees, except as provided in Section 6(e) hereof, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee but in no event later than two and one-half (2.5) months after the end of the Plan Year .

(d)	Form of Payment. Payment of each Participant’s Bonus for any Plan Year shall be made in cash. However, the Committee may, in its sole discretion, require that payment of a portion of any LTIP Participant’s Bonus for any Plan Year (less applicable payroll deductions, which shall not include Federal income tax withholding) be made in Restricted Shares pursuant to, and subject to the terms and conditions of, the 2004 Long-Term Incentive Plan except as provided in Section 6 (e) hereof. The Committee also may, in its sole discretion, allow an LTIP Participant to make an election (made in accordance with the terms and conditions of the 2004 Long-Term Incentive Plan), with respect to up to 100 percent of the LTIP Participant’s Bonus for any Plan Year (less applicable payroll deductions, which shall not include Federal income tax withholding) to be paid in Restricted Shares pursuant to, and subject to the terms and conditions of, the 2004 Long-Term Incentive Plan, except as provided in Section 6 (e) hereof. The amount of the Bonus being paid in Restricted Shares shall, subject to the final sentence of this paragraph, be calculated as follows: (i) multiply the gross Bonus by the aggregate percentage of the Bonus being paid in Restricted Shares, and (ii) subtract applicable payroll deductions from the result. The number of Restricted Shares to be paid shall be calculated in accordance with the 2004 Long-Term Incentive Plan. Payment of the balance of the LTIP Participant’s Bonus for any Plan Year shall be made in cash. Payments of portions of any Bonuses made in Restricted Shares pursuant to the 2004 Long-Term Incentive Plan may be referred to therein as “purchases” of such Shares.

(e)	Change in Control. Notwithstanding any other provision of the Plan to the contrary, (i) if a “Change in Control” of the Company (as defined in this Section 6(e)) shall occur following a Plan Year as to which the Committee has determined the actual Bonuses to be paid (but such Bonuses have not yet been paid), such Bonuses shall be paid immediately in cash, (ii) if a Change in Control shall occur following a Plan Year as to which the Committee has not yet determined the actual Bonuses to be paid, such Bonuses shall be immediately determined and paid in cash, and (iii) if a Change in Control shall occur during a Plan Year as to which target Bonuses have been established (but the actual Bonuses to be paid have not yet been determined), such Plan Year shall be deemed to have been completed, the target levels of performance set forth under the respective Performance Goals shall be deemed to have been attained, and a pro rata portion of the Bonus so determined for each Participant for such partial Plan Year (based on the number of full and partial months which have elapsed with respect to such Plan Year) shall be paid immediately in cash to each Participant for whom a target Bonus for such Plan Year was established. Notwithstanding any other provision of the Plan to the contrary, in no event shall the initial public offering of the Shares be treated as a Change in Control of the Company for purposes of this Plan.

For purposes of this Section 6, a Change in Control of the Company shall occur upon the first to occur of the following:
“Change of Control” shall mean:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or
(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
7. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Bonuses; to determine the persons to whom and the time or times at which Bonuses shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus; to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles; except as otherwise provided in Section 6(a) hereof, to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Bonus; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee shall consist of two or more persons each of whom is an “outside director” within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.
No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.
8. General Provisions.
(a)	Compliance with Legal Requirements. The Plan and the granting of Bonuses, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)	No Right To Continued Employment. Nothing in the Plan or in any Bonus granted shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(c)	Withholding Taxes. The Company or Subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments.

(d)	Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Bonus theretofore granted under the Plan.

(e)	Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment for Participants.

(f)	Unfunded Status of Bonuses. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(g)	Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Michigan without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(h)	Effective Date. The Plan shall take effect upon its adoption by the Board, but the Plan (and any grants of Bonuses made prior to the shareholder approval mentioned herein) shall be subject to the requisite approval of the shareholders of the Company. In the absence of such approval, such Bonuses shall be null and void.

(i)	Interpretation. The Plan is designed and intended to comply with Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.

(j)	Term. The Plan shall remain in effect until terminated by the Board.

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